As filed with the Securities and Exchange Commission on March 8, 2005
                                                         Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ___________________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                             ___________________

                              AGERE SYSTEMS INC.
            (Exact name of registrant as specified in its charter)
                             ___________________

            Delaware                    1110 American Parkway NE              22-3746606
  (State or other jurisdiction        Allentown, Pennsylvania 18109        (I.R.S. Employer
of incorporation or organization)            (610) 712-1000             Identification Number)

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ___________________

                             Jean F. Rankin, Esq.
             Senior Vice President, General Counsel and Secretary
                              Agere Systems Inc.
                           1110 American Parkway NE
                         Allentown, Pennsylvania 18109
                                (610) 712-1000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                             ___________________

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. | |

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |

                                            CALCULATION OF REGISTRATION FEE
============================== ===================== ===================== ===================== =====================
                                                       Proposed Maximum      Proposed Maximum         Amount of
   Title of Each Class Of          Amount To Be            Offering         Aggregate Offering       Registration
 Securities To Be Registered        Registered       Price Per Share (1)        Price (1)                Fee
------------------------------ --------------------- --------------------- --------------------- ---------------------
   Class A common stock, par
   value $0.01 per share (2)     70,331,696 Shares           $1.57             $110,420,763             $12,997
============================== ===================== ===================== ===================== =====================

(1) Estimated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Class A common stock reported on the New York Stock Exchange on March 4, 2005.
(2) Includes associated Class A rights to purchase Series A Junior Participating Preferred Stock, which initially are attached to and trade with the shares of Agere Class A common stock being registered hereby. Value attributable to such Class A rights, if any, is reflected in the market price of Agere Class A common stock.

     Pursuant to Rule 416 under the Securities Act of 1933, to the extent additional shares of Agere Class A common stock may be issued or issuable as a result of a stock split or other distribution declared at any time by the Board of Directors while this registration statement is in effect, this registration statement is hereby deemed to cover all such additional Class A common stock.
                             ___________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



Subject to completion dated March 8, 2005

                              AGERE SYSTEMS INC.

                               70,331,696 SHARES

                             CLASS A COMMON STOCK

     The 70,331,696 shares of our Class A common stock offered by this prospectus were originally issued by us in connection with our acquisition of Modem-Art Ltd. All the shares of our Class A common stock offered by this prospectus may be sold from time to time by or on behalf of certain Agere stockholders. See "Selling Stockholders" and "Plan of Distribution." We are not selling any of the shares offered by this prospectus and we will not receive any of the proceeds from the sale of the shares by the selling stockholders. The shares were originally issued in an offering exempt from the registration requirements of the Securities Act of 1933. In connection with the acquisition of Modem-Art Ltd., we agreed to register the shares of our Class A common stock offered by this prospectus.

     SEE "RISK FACTORS" BEGINNING ON PAGE 1 TO READ ABOUT RISKS YOU SHOULD CONSIDER BEFORE BUYING OUR CLASS A COMMON STOCK.

     Our Class A common stock, including the shares offered hereby, is listed in the United States on the New York Stock Exchange under the symbol AGR.A. The sale price of the Class A common stock reported last on the New York Stock Exchange on March 4, 2005 was $1.54 per share.

     Our principal executive offices are located at 1110 American Parkway NE, Allentown, Pennsylvania 18109, and our telephone number at that location is
(610) 712-1000.

     The selling stockholders may sell all or a portion of the shares offered hereby from time to time through public or private transactions on or off the New York Stock Exchange, in negotiated transactions or otherwise, and at prevailing market prices or negotiated prices, all as more fully described under "Plan of Distribution."

     You should rely only on the information contained in this prospectus, including the information in the documents incorporated by reference. We have not, and no dealer or salesman has, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and no dealer or salesman is, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.










The date of this prospectus is _______________, 2005.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

FORWARD-LOOKING STATEMENTS...................................................1
RISK FACTORS.................................................................1
THE COMPANY..................................................................7
RECENT DEVELOPMENTS..........................................................7
USE OF PROCEEDS..............................................................8
SELLING STOCKHOLDERS.........................................................8
PLAN OF DISTRIBUTION........................................................10
LEGAL MATTERS...............................................................11
EXPERTS.....................................................................12
AVAILABLE INFORMATION.......................................................12
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................12

                          FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management's beliefs and assumptions. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements after we distribute this prospectus, whether as a result of new information, future events or otherwise.

                                 RISK FACTORS

     The purchase of our common stock involves investment risks. You should carefully consider the following risk factors, as well as the information under the heading "Forward-Looking Statements," together with the other information in this prospectus, before purchasing any of the shares. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected.

Because our sales are concentrated on a limited number of key customers, our revenue may materially decline if one or more of our key customers do not continue to purchase our existing and new products in significant quantities.

     Our customer base is highly concentrated. Our top 10 end-customers accounted for approximately 65% of our revenue in fiscal 2004. If any one of our key customers decides to purchase significantly less from us or to terminate its relationship with us, our revenue may materially decline. Because our strategy has generally been to develop long-term relationships with a few key customers in the product areas in which we focus and we have a long product design and development cycle for most of our products, we may be unable to replace these customers quickly or at all. We could lose our key customers or significant sales to our key customers because of factors beyond our control, such as a significant disruption in our customers' businesses generally or in a specific product line.

If we fail to keep pace with technological advances in our industry or if we pursue technologies that do not become commercially accepted, customers may not buy our products and our results of operations may be adversely affected.

     The demand for our products can change quickly and in ways we may not anticipate because our industry is generally characterized by:

  o  rapid, and sometimes disruptive, technological developments;

  o  evolving industry standards;

  o  changes in customer requirements;

  o  limited ability to accurately forecast future customer orders;

  o  frequent new product introductions and enhancements; and

  o short product life cycles with declining prices over the life cycle of the product.

     If we fail to make sufficient investments in research and development programs in order to develop new and enhanced products and solutions, or if we focus on technologies that do not become widely adopted, new technologies could render our current and planned products obsolete, resulting in the need to change the focus of our research and development and product strategies and disrupting our business significantly.

The integrated circuit industry is intensely competitive, and our failure to compete effectively could result in reduced revenue.

     The market for integrated circuits is intensely competitive and subject to rapid and disruptive technological change. We expect the intensity of competition to continue to increase as existing competitors enhance and expand their product offerings and as new participants enter the market. Increased competition may result in price reductions, reduced gross margins and loss of market share. We may not be able to compete successfully against existing or future competitors, which may result in reduced revenue.

     The size and number of our competitors vary across our product areas, as do the resources we have allocated to the segments we target. Therefore, many of our competitors have greater financial, personnel, production capacity and other resources than we have in a particular market segment or overall. Competitors with greater financial resources may be able to offer lower prices, additional products or services or other incentives that we cannot match or offer. These competitors may be in a stronger position to respond quickly to new technologies and may be able to undertake more extensive marketing campaigns. They also may adopt more aggressive pricing policies and make more attractive offers to potential customers, employees and strategic partners. These competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties to increase their ability to gain market share.

     Further, some of our competitors are currently selling commercial quantities of products that we are sampling to our customers, that are still in the initial stages of development or that we may develop in the future. By being able to offer these products in commercial quantities before we do, our competitors can establish significant market share, acquire design wins in customer equipment programs and create a market position that we may be unable to overcome once we have completed development and testing of that product.

Our revenue and operating results may fluctuate because we expect to derive most of our revenue from semiconductor devices and the integrated circuits industry is highly cyclical, and because of other characteristics of our business, and these fluctuations may cause our stock price to fall.

     We expect to derive most of our revenue from the sale of integrated circuits. Because the integrated circuits market segment is highly cyclical, we may experience declines in our revenue that are primarily related to industry conditions and not our products. This industry has experienced significant downturns, often in connection with, or in anticipation of, excess manufacturing capacity worldwide, maturing product cycles and declines in general economic conditions.

     We focus primarily on winning competitive selection processes to develop products for use in our customers' equipment. These selection processes can be lengthy. After winning and beginning a product design for a customer, that customer may not begin volume production of their equipment for a period of up to two years, if at all. Due to this lengthy design and development cycle, we may experience delays from the time we begin incurring expenses until the time we generate revenue from our products. We have no assurances that our customers will ultimately market and sell their equipment or that such efforts by our customers will be successful. Thus, we may never generate any revenue from our products after incurring significant design and development expenditures.

     If we are not selected by a customer to provide a product, we may experience significantly lower revenue later, as compared to prior periods with more revenue from earlier design wins. In addition, sales of our products for specific customer projects often begin and end abruptly, so revenue may increase rapidly and later decrease just as quickly. The relative timing of the beginning and end of our sales and design processes can make our revenues less predictable.

     Fluctuations in our revenue or operating results could cause our stock price to decline, even if our results meet expectations. Further, stock prices in our industry have recently been highly volatile for reasons that sometimes are unrelated to the performance of the companies in the industry. These broad fluctuations could adversely affect our stock price.

If we do not achieve adequate manufacturing utilization, yields or volumes or sufficient product reliability, our gross margins will be reduced.

     Because the manufacturing costs at our owned and joint venture manufacturing facilities are relatively fixed, efficient utilization of manufacturing facilities and manufacturing yields are critical to our results of operations. If we do not experience adequate utilization of our manufacturing facilities, our results of operations may be adversely affected. In addition, we often must pay to reserve capacity at third-party manufacturers. If we overestimate demand for our products, we may have to pay for capacity that we do not use, and our results of operations may be adversely affected.

     The manufacture of our products involves highly complex and precise processes, requiring production in highly controlled and clean environments. Changes in our manufacturing processes or those of our suppliers or contractors, or the inadvertent use of defective or contaminated materials, could significantly reduce our manufacturing yields and product reliability. Lower than expected manufacturing yields could adversely affect our results of operations and delay product shipments.

Because we are subject to order and shipment uncertainties, any significant cancellations or deferrals could cause our revenue to decline or fluctuate.

     We generally sell products pursuant to purchase orders that customers may cancel or defer on short notice without incurring a significant penalty. Cancellations or deferrals could cause us to hold excess inventory, which could adversely affect our results of operations. If a customer cancels or defers product shipments, we may incur unanticipated reductions or delays in our revenue. If a customer refuses to accept shipped products or does not pay for these products in a timely manner, we could incur significant charges against our income, which could materially and adversely affect our results of operations.

A joint venture and third parties manufacture a majority of our products for us. If these suppliers are unable to fill our orders on a timely and reliable basis, our revenue may be adversely affected.

     We currently manufacture our integrated circuits through a combination of internal capability, a joint venture and external sourcing with contract manufacturers. The integrated circuit manufacturing industry has a history of developing new manufacturing processes. We believe that the costs associated with implementing new processes, including acquiring the necessary equipment and building appropriate facilities, are increasing with each generation of manufacturing processes. Because we do not want to make the financial investments necessary for future processes, we plan to rely on third-party contract manufacturers to make integrated circuits for us using any manufacturing processes that we do not currently use internally. We plan to discontinue operations at our Orlando, Florida manufacturing facility by the end of December 2005, unless a sale of the facility can be arranged. Once we are no longer operating that facility, we expect that a joint venture and external manufacturing sources will manufacture all of our integrated circuits. To the extent we rely on joint ventures and third-party manufacturing relationships, we face the following risks:

  o that they may not be able to develop manufacturing methods appropriate for our products;

  o  that manufacturing costs will be higher than planned;

  o  that reliability of our products will decline;

  o that they may be unwilling to devote adequate capacity to produce our products;

  o that they may not be able to maintain continuing relationships with our suppliers; and

  o that we may have reduced control over delivery schedules and costs of our products.

     If any of these risks were to be realized, we could experience an interruption in supply or an increase in costs, which could adversely affect our results of operations.

     In the event of an increase in demand, failure to increase our manufacturing volumes or obtain capabilities from third parties may result in our not being able to meet customer demand for our products, which could hurt our relationships with our customers and result in our recording lower revenues than would be the case if we had greater manufacturing capacity.

Because many of our current and planned products are highly complex, they may contain defects or errors that are detected only after deployment in commercial applications, and if this occurs, it could harm our reputation and result in reduced revenues or increased expenses.

     Our products are highly complex and may contain undetected defects, errors or failures. These products can only be fully tested when deployed in commercial applications and other equipment. Consequently, our customers may discover errors after the products have been deployed. The occurrence of any defects, errors or failures could result in:

  o  cancellation of orders;

  o  product returns, repairs or replacements;

  o  diversion of our resources;

  o  legal actions by our customers or our customers' end-users;

  o  increased insurance costs; and

  o  other losses to us or to our customers or end-users.

     Any of these occurrences could also result in the loss of or delay in market acceptance of our products and loss of sales, which would harm our business and adversely affect our results of operations. We have from time to time experienced defects in our products and expect to experience defects in the future. Because the trend in our industry is moving toward even more complex products in the future, this risk will intensify over time and may result in increased expenses.

We are expanding, and may seek in the future to expand, into new areas, and if we are not successful, our results of operations may be adversely affected.

     We are currently developing products in new areas, including high-speed networking and consumer electronics. We may seek to expand into additional areas in the future. We may expand through internal development efforts, through acquisitions of companies or technologies, or a combination of these methods.

     Our efforts may not result in sales that are sufficient for us to recoup our investment, and we may experience higher costs than we anticipated. For example, we may not be able to manufacture our products at a competitive cost, may need to rely on new suppliers or may find that the development efforts are more costly or timing consuming than we had anticipated. Our products may support protocols that are not widely adopted. Where we choose to develop capabilities by acquiring another company, we may not be able to integrate the other company successfully into our operations, which may mean that we have difficulty retaining employees from the acquired company or integrating its technology into our products. We may have difficulties entering markets where competitors have strong market positions.

We are upgrading our enterprise financial management system, and it is possible that we may have a defect in the design of the system that may result in the generation of incorrect financial information, an adverse impact on the processing of customer orders or some other adverse impact on our business.

     We have an enterprise-wide computer system that we use to control activities such as the processing of customer orders and accounts, the generation of financial data used in the preparation of financial statements and the handling of employee expense and payroll information. The system is extremely complex because of the wide range of processes that it integrates. In fiscal 2006, we expect to upgrade the system and expand its capabilities. Because of the complex nature of the system, it is possible that we will have a flaw in our design of the upgrade that has an adverse impact on our business. While we intend to test the system before implementing the upgrade, we cannot assure you that our testing would uncover every defect in the design or implementation of the upgrade that might be made. If such a defect did exist in the system after the upgrade, it could have a significant impact on how we conduct our business and we may not be able to mitigate that impact through other actions.

A widespread outbreak of an illness or other health issue could negatively affect our manufacturing, assembly and test, design or other operations, making it more difficult and expensive to meet our obligations to our customers, and could result in reduced demand from our customers.

     A widespread outbreak of an illness such as severe acute respiratory syndrome, or SARS, or avian influenza, or bird flu, could adversely affect our operations as well as demand from our customers. A number of countries in the Asia/Pacific region have experienced outbreaks of SARS. As a result of such an outbreak, businesses can be shut down temporarily and individuals can become ill or quarantined. We have manufacturing and back-office operations in Singapore, assembly and test and back-office operations in Thailand and design operations in China, countries where outbreaks of SARS have occurred. If our operations are curtailed because of health issues, we may need to seek alternate sources of supply for manufacturing or other services and alternate sources can be more expensive. Alternate sources may not be available or may result in delays in shipments to our customers, each of which would affect our results of operations. In addition, a curtailment of our design operations could result in delays in the development of new products. If our customers' businesses are affected by health issues, they might delay or reduce purchases from us, which could adversely affect our results of operations.

We have relatively high gross margin on the revenue we derive from the licensing of our intellectual property, and a decline in this revenue would have a greater impact on our net income than a decline in revenue from the sale of our integrated circuits products.

     The revenue we generate from the licensing of our intellectual property has a higher gross margin compared to the revenue we generate from the sale of our integrated circuits products. Although we have derived less than 8% of our total revenue in recent years from the licensing of intellectual property, a decline in this licensing revenue would have a greater impact on our profitability than a similar decline in revenues from the sale of our integrated circuits products.

If our customers do not qualify our products or manufacturing lines or the manufacturing lines of our third-party suppliers for volume shipments, our results of operations may be adversely affected.

     Some customers will not purchase any of our products, other than limited numbers of evaluation units, until they qualify the manufacturing line for the product. We may not always be able to satisfy the qualifications. Delays in qualification may cause a customer to discontinue use of our products and result in a significant loss of revenue.

We conduct a significant amount of our sales activity and manufacturing efforts outside the United States, which subjects us to additional business risks and may adversely affect our results of operations due to increased costs.

     In fiscal 2004, we derived approximately 83% of our revenue from sales of our products shipped to locations outside the United States. We also manufacture a significant portion of our products outside the United States and are dependent on non-U.S. suppliers for many of our parts. We intend to continue to pursue growth opportunities in both sales and manufacturing outside the United States. Operations outside the United States are subject to a number of risks and potential costs, which could adversely affect our revenue and results of operations, including:

  o our brand may not be recognized locally, which may cause us to spend significant amounts of time and money to build a brand identity;

  o  unexpected changes in regulatory requirements;

  o inadequate protection of intellectual property in some countries outside of the United States;

  o  currency exchange rate fluctuations;

  o  international trade disputes;

  o  political and economic instability; and

  o  disruptions in international air transport systems.

We are subject to environmental, health and safety laws, which could increase our costs and restrict our operations in the future.

     We are subject to a variety of laws relating to the use, disposal, clean-up of, and human exposure to, hazardous chemicals. Any failure by us to comply with present and future environmental, health and safety requirements could subject us to future liabilities or the suspension of production. In addition, compliance with these or future laws could restrict our ability to expand our facilities or require us to acquire costly pollution control equipment, incur other significant expenses or modify our manufacturing processes. If additional contaminants are discovered or additional cleanup obligations are imposed at these or other sites, we could be adversely affected.

We may be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from selling our products. If we are unable to protect our intellectual property rights, our business and prospects may be harmed.

     Like other companies in the semiconductor industry, we are frequently involved in litigation regarding patent and other intellectual property rights. From time to time, we receive notices from third-parties of potential infringement and receive claims of potential infringement when we attempt to license our intellectual property to others. Defending these claims could be costly and time consuming and would divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require us to enter into costly royalty or license agreements. However, we may be unable to obtain royalty or license agreements on terms acceptable to us or at all. In addition, third-parties may attempt to appropriate the confidential information and proprietary technologies and processes used in our business, which we may be unable to prevent and which would harm our business and prospects.

If we fail to attract, hire and retain qualified personnel, we may not be able to develop, market or sell our products or successfully manage our business.

     In some of our fields of operation, there are only a limited number of people in the job market who possess the requisite skills. In the past we have experienced difficulty in identifying and hiring sufficient numbers of qualified engineers in parts of our business as well as in retaining employees. The loss of the services of any key personnel or our inability to hire new personnel with the requisite skills could restrict our ability to develop new products or enhance existing products in a timely manner, sell products to our customers or manage our business effectively.

Because of differences in voting power and liquidity between our Class A common stock and Class B common stock, the market price of the Class A common stock may be different from the market price of the Class B common stock.

     Our Class B common stock has greater voting power per share for the election and removal of directors than our Class A common stock, and, as a result, some investors may prefer the Class B common stock as a means of investing in our company. The greater potential voting power may cause the Class B common stock to trade at a higher market price than the Class A common stock. On the other hand, the Class A common stock has historically had a higher daily trading volume than the Class B common stock. As a result, the Class A common stock may be more liquid than the Class B common stock and more attractive to investors, which may cause the price of the Class A common stock to be higher than the price of the Class B common stock.

The development and evolution of markets for our integrated circuits are dependent on factors over which we have no control. For example, if our customers adopt new or competing industry standards with which our products are not compatible or fail to adopt standards with which our products are compatible, our existing products would become less desirable to our customers and our sales would suffer.

     The emergence of markets for our integrated circuits is affected by a variety of factors beyond our control. In particular, our products are designed to conform to current specific industry standards. Our customers may not adopt or continue to follow these standards, which would make our products less desirable to our customers and reduce our sales. Also, competing standards may emerge that are preferred by our customers, which could also reduce our sales and require us to make significant expenditures to develop new products. To the extent that we are not able to effectively and expeditiously adapt to new standards, our business will suffer.

Class action litigation due to stock price volatility or other factors could cause us to incur substantial costs and divert our management's attention and resources.

     In the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of its securities. Companies in the integrated circuit industry and other technology industries are particularly vulnerable to this kind of litigation due to the high volatility of their stock prices. Accordingly, we may in the future be the target of securities litigation. Any securities litigation could result in substantial costs and could divert the attention and resources of our management.

                                  THE COMPANY

     We design, develop, manufacture and sell integrated circuit solutions for applications such as high-density storage, mobile wireless communications and enterprise and telecommunications networks. These solutions form the building blocks for a broad range of computing and communications applications. Some of our solutions include related software and reference designs. Our customers include manufacturers of hard disk drives, mobile phones, high-speed communications systems and personal computers. We also generate revenue from the licensing of intellectual property.

     Integrated circuits, or chips, are made using semiconductor wafers imprinted with a network of electronic components. They are designed to perform various functions such as processing electronic signals, controlling electronic system functions and processing and storing data. Reference designs are complete specifications for products that a customer can use to build an end product, including components, board layouts and software. By using a reference design, a customer can reduce the amount of product design it must perform and the amount of time required to introduce a new product into the market.

     In fiscal 2004, we realigned our business into operating segments that focus on four target markets: Storage, Mobility, Enterprise and Networking, and Telecommunications. We have two reportable segments for financial reporting purposes, Consumer Enterprise and Telecommunications. The Consumer Enterprise segment includes the Storage, Mobility and Enterprise and Networking operating segments. Previously, we had two market focused groups -- one that focused on client computing and communications solutions and one that focused on telecommunications infrastructure solutions. We also have an operations group that manages our manufacturing and supply chain activities and information technology systems.

     We were incorporated under the laws of the state of Delaware on August 1, 2000, as a wholly owned subsidiary of Lucent Technologies Inc. and became fully independent from Lucent on June 1, 2002. Our principal executive offices are located at 1110 American Parkway NE, Allentown, Pennsylvania 18109, and our telephone number at that location is (610) 712-1000.

                              RECENT DEVELOPMENTS

     At our annual meeting of stockholders, on February 17, 2005, our stockholders approved, among other things, the reclassification of our Class A common stock and Class B common stock into a new, single class of common stock. Our stockholders also approved four, alternative proposals to effect a reverse stock split, which would allow the board to effect a reverse stock split at one of the following ratios: 1-for-10, 1-for-20, 1-for-30 and 1-for-40, at any time prior to our annual meeting of stockholders in 2006. As a result of these approvals, our board has the authority to implement either or both of the reclassification and a reverse stock split, in its discretion, without further action by stockholders.

                                USE OF PROCEEDS

     Agere will not receive any of the proceeds from the sale of shares by the selling stockholders. See "Plan of Distribution."

                             SELLING STOCKHOLDERS

     The following table sets forth (1) the number of shares of our Class A common stock owned by each of the selling stockholders as of March 8, 2005,
(2) the percentage of our Class A common stock beneficially owned by each of the selling stockholders as of March 8, 2005 and (2) the number of shares of our Class A common stock registered for sale hereby. No estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all or some of the shares and because, to our knowledge, there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below.

------------------------------------------------------------------------------------------------
Selling Stockholder (1)(2)      Number of Shares       Number of Shares           Percent
                               Beneficially Owned    Registered for Sale
                                                         Hereby (3)(4)
----------------------------- --------------------- ----------------------- --------------------
Yosef Kofman                       2,451,672              2,451,672                  *
------------------------------------------------------------------------------------------------
Hagit Communications Ltd.           125,245                125,245                   *
(5)
------------------------------------------------------------------------------------------------
Kofman Communications Ltd.          486,466                486,466                   *
(5)
------------------------------------------------------------------------------------------------
Shlomo Gadot                       2,451,672              2,451,672                  *
------------------------------------------------------------------------------------------------
Gidron Technologies Ltd.            486,466                486,466                   *
(6)
------------------------------------------------------------------------------------------------
Noa Gadot Holding Ltd.              125,245                125,245                   *
(6)
------------------------------------------------------------------------------------------------
Amir Appel                          135,476                135,476                   *
------------------------------------------------------------------------------------------------
Eli Arviv                           148,868                148,868                   *
------------------------------------------------------------------------------------------------
Efraim Orian                        199,594                199,594                   *
------------------------------------------------------------------------------------------------
Igor Lebedev                         39,291                 39,291                   *
------------------------------------------------------------------------------------------------
Peretz Landau                       135,476                135,476                   *
------------------------------------------------------------------------------------------------
Avishai Leshem                       39,398                 39,398                   *
------------------------------------------------------------------------------------------------
Abraham Shamash                      39,398                 39,398                   *
------------------------------------------------------------------------------------------------
Ronen Shevach                       153,269                153,269                   *
------------------------------------------------------------------------------------------------
Avraham Ben-Zur                      90,408                 90,408                   *
------------------------------------------------------------------------------------------------
Eyal Yair                           240,832                240,832                   *
------------------------------------------------------------------------------------------------
Miron Rapaport                       73,732                 73,732                   *
------------------------------------------------------------------------------------------------



                                      8

Rafy Carmon                         442,440                442,440                   *
------------------------------------------------------------------------------------------------
Oded Eisinger                       155,140                155,140                   *
------------------------------------------------------------------------------------------------
Vladimir Kopilevich                 138,456                138,456                   *
------------------------------------------------------------------------------------------------
Benny Arviv                         154,167                154,167                   *
------------------------------------------------------------------------------------------------
Amnon Alchlel                        56,893                 56,893                   *
------------------------------------------------------------------------------------------------
Ilya Dagtiar                         49,219                 49,219                   *
------------------------------------------------------------------------------------------------
Ukaji Mitsuo                         45,204                 45,204                   *
------------------------------------------------------------------------------------------------
Green Aunt Ltd.                      11,526                 11,526                   *
------------------------------------------------------------------------------------------------
ESOP Trustee (for Tzvika             2,260                  2,260                    *
Shaked)
------------------------------------------------------------------------------------------------
ESOP Trustee (for Dror               2,829                  2,829                    *
Sfaradi)
------------------------------------------------------------------------------------------------
Genesis Partners II, L.D.C         20,057,416             20,057,416                2.2
(7)(8)
------------------------------------------------------------------------------------------------
Genesis Partners II                2,966,248              2,966,248                  *
(Israel) L.P. (7)(8)
------------------------------------------------------------------------------------------------
Argoquest Holdings LLC             1,362,808              1,362,808                  *
------------------------------------------------------------------------------------------------
Ampal (Israel) Ltd.                                                                  *
(transferee of Ampal               2,511,834              2,511,834
Industries Ltd)
------------------------------------------------------------------------------------------------
Advanced Communication              519,889                519,889                   *
Solutions Ltd
------------------------------------------------------------------------------------------------
Anat Investments LLC                281,140                281,140                   *
------------------------------------------------------------------------------------------------
Tamir Fishman Ventures II          1,426,727              1,426,727                 1.2
(Israel) LP (9)
------------------------------------------------------------------------------------------------
Tamir Fishman Ventures II           118,831                118,831                   *
CEO Fund LP (9)
------------------------------------------------------------------------------------------------
Tamir Fishman Ventures II LP       10,695,091             10,695,091                 *
(9)
------------------------------------------------------------------------------------------------
Tamir Fishman Ventures II           341,559                341,559                   *
CEO Fund (US) LP (9)
------------------------------------------------------------------------------------------------
Tamir Fishman Ventures II          1,423,164              1,423,164                  *
(Cayman Islands) LP (9)
------------------------------------------------------------------------------------------------
Tamir Fishman Venture              7,366,001              7,366,001                  *
Capital II Ltd. (9)
------------------------------------------------------------------------------------------------
BancBoston Investments Inc.        2,630,485              2,630,485                  *
------------------------------------------------------------------------------------------------
Peter Grant                          11,979                 11,979                   *
------------------------------------------------------------------------------------------------
David Almagor                        43,720                 43,720                   *
------------------------------------------------------------------------------------------------
Avnet ASIC Israel Ltd.              241,076                241,076                   *
------------------------------------------------------------------------------------------------
Tmura                                47,386                 47,386                   *
------------------------------------------------------------------------------------------------
Apax Israel II L.P. (10)           8,456,819              8,456,819                  *
------------------------------------------------------------------------------------------------
Apax Israel II (Israel) L.P.       1,157,551              1,157,551                  *
(10)
------------------------------------------------------------------------------------------------
Apax Israel II                      106,188                106,188                   *
Entrepreneur's Club L.P. (10)
------------------------------------------------------------------------------------------------
Apax Israel II                       85,142                 85,142                   *
Entrepreneur's Club
(Israel) L.P. (10)

* Less than 1%.

(1) Except as otherwise noted, the selling stockholders have sole voting and investment power with respect to all shares of our Class A common stock shown as beneficially owned by them.
(2) The selling stockholders may transfer some or all of the shares of our Class A common stock shown as beneficially owned by them to their limited partners or other permitted transferees in transactions that are not sales for the purposes of the Securities Act. This prospectus and the registration statement of which this prospectus is a part also covers the sales of such shares by these transferees. Agere will file a prospectus supplment if, as a result of such transfers, the transferees of any selling stockholder identified above own 1.0% or more of Agere's outstanding Class A common stock.
(3) 13,359,954 shares issued to the selling stockholders in connection with the acquisition of Modem-Art Ltd. are being held in escrow to satisfy certain obligations in case of any claims by Agere for breach of certain warranties provided in the purchase agreement. All or a portion of the shares held in escrow may be sold to satisfy such obligations, which would reduce the beneficial ownership of each of these selling stockholders by his or her pro rata interest in the shares held in escrow that are sold. The shares held in escrow are included in the amounts shown in the table.
(4) This prospectus and the registration statement of which this prospectus is a part also covers (1) any additional shares of Class A common stock that become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of our Class A common stock and (2) any securities issuable in connection with the shares registered for sale hereby by reason of the reclassification or reverse stock split approved by our shareholders on February 17, 2005.
(5) Yosef Kofman has voting and investment power with respect to all shares of our Class A common stock shown as beneficially owned by Hagit Communication Ltd. and Kofman Communication Ltd.
(6) Shlomo Gadot has voting and investment power with respect to all shares of our Class A common stock shown as beneficially owned by Gidron Technologies Ltd. and Noa Gadot Holding Ltd.
(7) Eddy Shalev and Eyal Kishon have shared voting and investment power over the portfolio securities of Genesis Partners II L.D.C and Genesis Partners II (Israel) L.P.
(8) A general partner of the selling stockholder has an indirect investment in Agere through a fund investment it has made in Warburg, Pincus
     Private Equity Fund. The general partner, CIBC Merchant Banking Division, has approximately 0.14% ownership of the fund.
(9) Eldad Tamir, Daniel Fishman, Michael Elias and Shai Saul have management control over Tamir Fishman Ventures II LLC, which is the general partner of Tamir Fishman Ventures II (Israel) LP, Tamir Fishman Ventures II CEO Fund LP, Tamir Fishman Ventures II LP, Tamir Fishman Ventures II CEO
     Fund (US) LP, Tamir Fishman Ventures II (Cayman Islands) LP and Tamir Fishman Venture Capital II Ltd.
(10) Allan Barakat, Peter Englander, Ronald Cohen and Amos Goren have management control over Apax Israel Partners II, L.P., which is the general partner of Apax Israel II L.P., Apax Israel II (Israel) L.P., Apax Israel II Entrepreneur's Club L.P. and Apax Israel II
     Entrepreneur's Club (Israel) L.P.

     Each of the selling stockholders was a stockholder, warrant holder or option holder of Modem-Art Ltd. immediately prior to Agere's acquisition of Modem-Art Ltd. None of the selling stockholders are officers or directors of Agere.

     Except as otherwise noted above, none of the selling stockholders have had a material relationship with Agere within the past three years other than as a result of the ownership of the shares identified in the table above or other securities of Agere.

                             PLAN OF DISTRIBUTION

Resales by selling stockholders

     Agere is registering the shares on behalf of the selling stockholders. Any or all of the selling stockholders may offer the shares from time to time, either in increments or in a single transaction. The selling stockholders may also decide not to sell all the shares they are allowed to sell under this prospectus. The selling stockholders will act independently of Agere in making decisions with respect to the timing, manner and size of each sale.

Costs and commissions

     Agere will pay all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay all brokerage commissions, discounts and other expenses, if any, relating to the sale of shares.

Types of sale transactions

     The selling stockholders will act independently of Agere in making decisions with respect to the timing, manner and size of each sale.

     The selling stockholders may sell the shares described in this prospectus directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders may also transfer, devise or gift these shares by other means not described in this prospectus. As a result, pledgees, donees, transferees or other successors-in-interest that receive such shares as a gift, partnership distribution or other transfer may offer shares covered by this prospectus. In addition, if any shares covered by this prospectus qualify for sale pursuant to Rule 144 under the Securities Act, the selling stockholders may sell such shares under Rule 144 rather than pursuant to this prospectus.

     The selling stockholders may sell the shares from time to time in one or more transactions:

     o    at fixed prices that may be changed;

     o    at market prices prevailing at the time of sale;

     o    at prices related to such prevailing market prices; or

     o    at negotiated prices.

     The selling stockholders may offer the shares in one or more of the following transactions (which may include block trades and crosses):

     o on any national securities exchange or quotation service on which the Class A common stock may be listed or quoted at the time of sale, including the New York Stock Exchange;

     o    in the over-the-counter market;

     o    in privately negotiated transactions;

     o    through put or call options;

     o    by pledge to secure debts and other obligations;

     o    by a combination of the above methods of sale; or

     o    to cover short sales.

     In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales. The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, and in connection with those transactions, broker-dealers or other financial institutions may engage in short sales of our Class A common stock. The selling stockholders also may sell shares short and deliver the shares to close out such short positions; provided that the short sale is made after the registration statement has been declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling stockholders also may enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the shares, which the broker-dealer or other financial institution may resell pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker, dealer or other financial institution, and upon a default, the broker, dealer or other financial institution may effect sales of the loans or pledged shares pursuant to this prospectus.

     The selling stockholders and any underwriters, broker-dealers or agents that act in connection with the sale of the shares may be deemed "underwriters" within the meaning of the Securities Act. As underwriters, any profits on the resale of the shares sold by them while acting as principals and any compensation to be received by an underwriter, broker-dealer or agent could be deemed underwriting discounts or commissions under the Securities Act.

     To our knowledge, the selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

Indemnification

     The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities arising under the Securities Act.

Prospectus delivery requirements

     Because a selling stockholder may be deemed an underwriter, the selling stockholder must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act. This might include delivery through the facilities of the New York Stock Exchange in accordance with Rule 153 under the Securities Act.

Arrangements with broker-dealers

     Upon our being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker-dealer, a supplement to this prospectus will be filed, if required, under Rule 424(b) under the Securities Act, disclosing relevant information regarding such arrangement.

                                 LEGAL MATTERS

     The validity of the shares offered hereby will be passed upon for us by Jean F. Rankin, Senior Vice President, General Counsel and Secretary of Agere. As of March 3, 2005, Ms. Rankin owned 45,324 shares of Class A common stock and 2,383 shares of Class B common stock and had options to acquire 2,848,879 additional shares of Class A common stock.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2004 have been so incorporated in reliance on the report of PriceWaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     The prospectus constitutes a part of the registration statement on Form S-3, which we have filed with the Securities and Exchange Commission with respect to the Class A common stock offered hereby. This prospectus does not contain all of the information in the registration statement. For further information about us and our securities, see the registration statement and its exhibits. The registration statement and the exhibits to the registration statement, as well as the annual (containing audited financial statements), quarterly and current reports, proxy statements and other information we file with the Securities and Exchange Commission, may be read and copied at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. You can get information about the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a Web site which provides online access to periodic reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We "incorporate by reference" the information that we file with the Securities and Exchange Commission, which means that we are disclosing important information to you in those documents. The information incorporated by reference is an important part of this prospectus, and information that we subsequently file with the Securities and Exchange Commission will automatically update and supercede information in this prospectus and in our other filings with the Securities and Exchange Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this document to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document. We incorporate by reference the documents listed below, which we have already filed with the Securities and Exchange Commission, and any future filings that we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K and any exhibits relating to such items):

     (a) Our Annual Report on Form 10-K for the fiscal year ended September 30, 2004, filed with the Securities and Exchange Commission on December 13, 2004.

     (b) Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2004, filed with the Securities and Exchange Commission on February 4, 2005.

     (c) Our Current Reports on Form 8-K, filed with the Securities and Exchange Commission on October 26, 2004 and January 26, 2005 (in each case other than any information furnished pursuant to Item 2.02 or Item 7.01 and any exhibits relating to such items).

     (d) The description of our Class A common stock contained in our registration statement on Form 8-A, filed on March 16, 2001, including any amendment or reports filed for the purpose of updating that description.

     You may request a copy of these filings and any exhibits specifically incorporated by reference in these filings at no cost by writing or telephoning us at the following address:

     Agere Systems Inc.
     P.O. Box 11082
     Church Street Station
     New York, New York  10286-1082
     (866) 243-7347

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

SEC registration fee.............................................  $   12,997
New York Stock Exchange listing fee..............................  $[133,140]
Accounting fees and expenses.....................................  $   15,000
Legal fees and expenses..........................................  $   20,000
Miscellaneous expenses...........................................  $      373
                                                                  -------------
                                                                  -------------

Total    ........................................................  $  182,000


     All of the amounts shown are estimates except the SEC registration fee and the New York Stock Exchange listing fee. Agere will pay all expenses of registration, issuance and distribution of the shares being sold by the selling stockholders, excluding fees and expenses of counsel to the selling stockholders and any brokerage commissions, discounts and fees and other expenses relating to the sale of the shares, which shall be borne by the selling stockholders.

Item 15.  Indemnification Of Directors And Officers.

     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.

     A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise. Our certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of us or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is the alleged action of such person in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith.

     Our certificate of incorporation also provides that we will pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the General Corporation Law of the State of Delaware. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the certificate, by-law, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of us thereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

     Our certificate of incorporation also specifically authorizes us to maintain insurance and to grant similar indemnification rights to our employees or agents.

     The General Corporation Law of the State of Delaware permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

  o any breach of the director's duty of loyalty to the corporation or its stockholders;

  o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  o payments of unlawful dividends or unlawful stock repurchases or redemptions; or

  o any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the General Corporation Law of the State of Delaware as amended from time to time, for liability:

  o for any breach of the director's duty of loyalty to us or our stockholders;

  o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  o under Section 174 of the General Corporation Law of the State of Delaware, which concerns unlawful payments of dividends, stock purchases or redemptions; or

  o for any transaction from which the director derived an improper personal benefit.

     Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

Item 16.  Exhibits And Financial Statement Schedules.

4.1 Certificate of Incorporation (incorporated by reference to Exhibit 4.1 to Registration Statement (No. 333-58324) on Form S-8).

4.2 By-laws (incorporated by reference to Exhibit 3 to Current Report on Form 8-K filed on October 26, 2004).

4.3 Rights Agreement between the registrant and The Bank of New York, as rights agent, dated as of March 26, 2001 (incorporated by reference to Exhibit 4.2 to Registration Statement (No. 333-58324) on Form S-8).

4.4 Specimen Class A common stock certificate (incorporated by reference to Exhibit 4.1 to Registration Statement (No. 333-51594) on Form S-1).

5.1 Opinion of Jean F. Rankin, Senior Vice President, General Counsel and Secretary of the registrant, as to the legality of the securities issued.

23.1 Consent of Independent Registered Public Accounting Firm.

23.2 Consent of Jean F. Rankin is contained in the opinion of counsel filed as
     Exhibit 5.1.

24   Power of Attorney.

Item 17. Undertakings.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allentown, State of Pennsylvania, on March 8, 2005.

                                          By: /s/ John W. Gamble, Jr.
                                              -------------------------------
                                              John W. Gamble, Jr.
                                              Executive Vice President and
                                              Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated on o, 2005.

                   Signature                                                   Title
                   ---------                                                   -----
           /s/ John T. Dickson                            President, Chief Executive Officer and Director
     ------------------------------------
               John T. Dickson

          /s/ John W. Gamble, Jr.                           Executive Vice President and Chief Financial
     ------------------------------------                     Officer (principal financial officer and
              John W. Gamble, Jr.                                  principal accounting officer)

                       *                                                    Director
     ------------------------------------
              Richard L. Clemmer

                       *                                                    Director
     ------------------------------------
                Richard S. Hill

                       *                                                    Director
     ------------------------------------
                Arun Netravali

                       *                                                    Director
     ------------------------------------
               Thomas P. Salice

                       *                                                    Director
     ------------------------------------
                 Rae F. Sedel

                       *                                                    Director
     ------------------------------------
               Harold A. Wagner




* By: /s/ John W. Gamble, Jr.
     ------------------------
      John W. Gamble, Jr.
      Attorney-in-fact

                                 EXHIBIT INDEX

Exhibit Number       Description

     4.1 Certificate of Incorporation (incorporated by reference to Exhibit 4.1 to Registration Statement (No. 333-58324) on Form S-8).

     4.2 By-laws (incorporated by reference to Exhibit 3 to Current Report on Form 8-K filed on October 26, 2004).

     4.3 Rights Agreement between the registrant and The Bank of New York, as rights agent, dated as of March 26, 2001 (incorporated by reference to Exhibit 4.2 to Registration Statement (No. 333-58324) on Form S-8).

     4.4 Specimen Class A common stock certificate (incorporated by reference to Exhibit 4.1 to Registration Statement (No. 333-51594) on Form S-1).

     5.1 Opinion of Jean F. Rankin, Senior Vice President, General Counsel and Secretary of the registrant, as to the legality of the securities issued.

     23.1            Consent of Independent Registered Public Accounting Firm.

     23.2 Consent of Jean F. Rankin is contained in the opinion of counsel filed as Exhibit 5.1.

      24             Power of Attorney.